QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.25

EDISON MISSION MIDWEST HOLDINGS AND SUBSIDIARIES
"MIDWEST"
TAX ALLOCATION AGREEMENT

        This TAX ALLOCATION AGREEMENT (this "Agreement") is made and entered into as of January 1, 2002, by and among Edison Mission Midwest Holdings Co., a Delaware corporation ("EMMH"), Midwest Generation, LLC, a Delaware limited liability company ("MWG"), and Edison Mission Overseas Co., a Delaware corporation ("EMO") (collectively, EMMH, MWG and EMO are referred to as the "Midwest Subgroup," and individually referred to as "Subgroup Members").

RECITALS

A.
The parties are each indirect subsidiaries of Edison Mission Energy, a Delaware corporation ("EME") and an indirect wholly-owned subsidiary of Edison International ("EIX").

B.
The parties desire to provide for and confirm current practices for the allocation, cash settlement and accounting of consolidated and combined federal and state income tax liabilities among the parties comprising the Midwest Subgroup.

C.
The parties desire to have this Agreement address the computation of all tax liabilities due and owing among the Subgroup Members after the date of this Agreement with regard to taxable periods beginning on or after January 1, 2002, as well as for computations for prior taxable periods.

D.
It is the intent of EME to add Subgroup Members in the future as necessary in response to changing business needs, which may be done by adding signature pages as an addendum to this Agreement.

E.
This Agreement shall not affect the nonconsolidated tax liabilities of any Subgroup Member, which shall remain the separate obligation of each subsidiary.

AGREEMENT

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

        1.    Tax Liability Allocation and Computation.

          a.    Federal Income Taxes.    For each taxable period to which this Agreement is applicable, the consolidated federal income liability of the Midwest Subgroup will be allocated to each Subgroup Member, consistent with the method and principles of tax allocation described in Treas. Reg. sec. 1.1552-1(a)(2) ("Separate Return Method"), as modified in the manner described in Treas. Reg. sec. 1.1502-33(d)(2)(i) ("Wait and See Method"). Each Subgroup Member's allocated portion of the federal or state income tax liability as computed under Sections 1a. and 1b. shall be referred to as the federal or state tax "Separate Liability" of such Subgroup Member. The Subgroup Members shall only be allocated tax benefits (from, but not limited to, losses, credits or state apportionment) at the time and in the amount that each Subgroup Member could have used the tax benefit had it filed a separate return (consistent with the principles of the Wait and See Method). Each Subgroup Member's federal or state income allocated tax benefit as computed under these Sections 1a. and 1b. shall be referred to as the federal or state tax "Separate Benefit" of such member of the Midwest Subgroup. In no event shall any Subgroup Member be entitled to any cash payment for federal or state income tax benefits under this Agreement.

          b.    State Combined or Consolidated Taxes.    The same principles used in Section 1a. above for federal income taxes shall be used to compute state income tax allocations and liabilities for the Subgroup Members with respect to any combined or consolidated state income return that the Midwest Subgroup is included into with its Parent, except that the Separate Liability or Separate Benefit allocation shall be computed using the long term state income tax apportionment factors of the EIX consolidated tax group, and EME's determination of such factor shall be conclusive. Nothing in this Agreement shall change the sole responsibility of each Subgroup Member for its state income tax liabilities and returns for separate income taxes required to be computed on a nonconsolidated, noncombined basis. Any state tax liability or benefit not allocable to a specific Subgroup Member under this Section 1b. shall be allocated to EMMH.

          c.    Providing Information.    The Subgroup Members shall provide to EME on a monthly basis, or upon demand by EME as necessary, all relevant information necessary to calculate their federal and state tax liabilities and payments for EME and subsidiaries and the Separate Liability or Separate Benefit of the Subgroup Members.

        2.    Payments.

          a.    In General.    For each taxable period for which this Agreement is applicable, federal income tax or state combined or consolidated income tax liabilities will be allocated at least quarterly in the manner outlined in Section 1 above. Payments of federal or state tax liabilities by each Subgroup Member shall be made of its allocated portion of the Midwest Subgroup tax liability as computed under Section 1 above, net of any Separate Benefits computed under Section 2b. below for such Subgroup, either by legal offset of intercompany accounts or by payment in cash upon demand by EMMH, at the dates payment is due under that certain Edison Mission Energy and Subsidiaries Tax Allocation Agreement, dated as of even date herewith (the "EME and Subsidiaries Tax Allocation Agreement"), provided that such payments are consistent with and are not limited by debt financing restrictions and covenants.

          b.    Assignment of Separate Benefits.    For each taxable period for which this Agreement is applicable, but not less than on an annual basis, any allocated Separate Benefit, or rights to a future Separate Benefit under Section 1a. shall be assigned, distributed or transferred by one Subgroup Member to another in payment of interest or principal on intercompany subordinated debt, whether or not the Separate Benefit is currently payable or allocable under the "Wait and See" method described in Section 1a. above. Such transactions may be undertaken as necessary to facilitate the legal offsetting of intercompany payables or receivables for efficient administration of tax and financial accounting.

          c.    Netting of Intercompany Tax Payables/Receivables.    From time to time, but not less than on an annual basis, any Separate Liability or Separate Benefit payable or receivable arising under this Agreement currently due, recognized and owed within the Midwest Subgroup among Subgroup Members shall be legally offset against one other, or against other intercompany payables or receivables, to facilitate the efficient administration of tax and financial accounting. Separate Benefits may be offset against Separate Liabilities whether or not the Separate Benefit is currently payable or allocable under the "Wait and See" method described in Section 1a. above.

        3.    Reconciliation of Tax Liability.    The Subgroup Members shall be allocated, and pay either by legal offset of intercompany accounts or by payment in cash upon demand by EMMH under terms described in Section 2, any additional Separate Liability due, or receive credit against allocated Separate Liabilities for any overpayment, on the same date that EMMH makes or receives any payments under Section 2 of the Edison Mission Energy Subgroup Tax Allocation Agreement, dated as of even date herewith, provided that any such payments are consistent with and are not limited by debt financing restrictions and covenants.

        4.    Adjustments to Tax Liability.    If any adjustments are made to the income, gains, losses, deductions or credits pertaining to EME or any of its subsidiaries, as reported in a federal or state combined/consolidated income tax return filed by EIX, by reason of the filing of an amended return or claim for refund, or arising out of an audit of such consolidated return by the Internal Revenue Service or applicable state agency, then the tax Separate Liability of the Subgroup Members shall be redetermined to give effect to any such adjustment as if it had been made as part of the filed combined or consolidated return. If there are carrybacks or carryforwards of net operating losses that reduce the tax due, they shall be allocated against tax liability among the Subgroup Members consistent with the principles of Section 1 above. If any interest or penalty is to be paid or interest received as a result of a tax deficiency or refund, such interest or penalty shall be allocated in accordance with the item(s) giving rise to such interest or penalty. If, as a result of such redetermination, any amounts due from the Subgroup Members, as the case may be, exceed the amounts previously paid by such party, then payment of such excess shall be made by the appropriate party, upon demand by EMMH, on the earliest date on which (i) EIX shall pay, or be deemed to have paid, any additional taxes resulting from any such adjustment; (ii) EIX shall receive, or be deemed to have received, a refund of taxes resulting from any such adjustment; or (iii) such adjustment shall become final. Any payment among the Subgroup Members pursuant to (i) or (ii) above, however, shall not become final until the adjustment with respect to which the redetermination was made becomes final. For purposes of this Section 4, an adjustment shall become final at the time of the expiration of the applicable statute of limitations with respect to the taxable period to which such adjustment relates, or, if such adjustment was made pursuant to a decision of a court, at the time such decision shall become final. Notwithstanding the foregoing, payment shall only be made to EMMH provided that such payments are consistent with and are not limited by debt financing restrictions and covenants.

        5.    Termination.    This Agreement may be terminated or modified by EMMH in its sole discretion in accordance with its terms. Should the EME and Subsidiaries Tax Allocation Agreement be terminated or modified, this Agreement may be terminated or deemed to be similarly modified, as the case may be, as of the same effective date, in the discretion of EMMH.

        6.    Successors and Beneficiaries.    This Agreement may not be assigned, pledged, transferred or hypothecated by the Midwest Subgroup or any of its members, without the express, written consent of EMMH.

        7.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

        8.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        IN WITNESS WHEREOF, the parties have executed this Agreement by their respective officers thereunto duly authorized as of the date first above written.

EDISON MISSION MIDWEST HOLDINGS CO.
By	/s/ JOHN P. FINNERAN, JR.
EDISON MISSION OVERSEAS CO.
By	/s/ JOHN K. DESHONG
MIDWEST GENERATION, LLC
By	/s/ STEVEN D. EISENBERG

QuickLinks

  Exhibit 10.25
EDISON MISSION MIDWEST HOLDINGS AND SUBSIDIARIES "MIDWEST" TAX ALLOCATION AGREEMENT